EXHIBIT 5(E)            NORTHSTAR INTERNATIONAL VALUE FUND
                              SUBADVISORY AGREEMENT


AGREEMENT made this       day of June, 1997 by and between Northstar Investment
Management Corporation, Delaware Corporation (hereinafter the "Adviser"), investment adviser for the Northstar International Value Fund (hereinafter the "Fund") a series of the Northstar Variable Trust (the "Trust") and Brandes Investment Partners, L.P., a California limited partnership (hereinafter the "Subadviser").

         WHEREAS, the Adviser has been retained by the Trust on behalf of the Fund to provide investment advisory services to the Fund pursuant to an Investment Advisory Agreement made on May 2, 1994 as amended April 24, 1997 (the "Investment Advisory Agreement"); and

         WHEREAS, the Fund's Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), and the Fund's shareholders have approved the appointment of the Subadviser to perform certain investment advisory services for the Fund pursuant to this Subadvisory Agreement with the Adviser and the Subadviser is willing to perform such services for the Fund;

         WHEREAS, the Subadviser is a registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act") ;

         NOW THEREFORE, in consideration of the promises and mutual convenants herein contained, it is agreed between the Adviser and the Subadviser as follows:

         1. Appointment. The Adviser hereby appoints the Subadviser to perform advisory services to the Fund for the periods and on the terms set forth in this Subadvisory Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

         2. Duties of Subadviser. The Adviser hereby authorizes Subadviser to manage the investment and reinvestment of cash and investments comprising those assets of the Fund with power on behalf of and in the name of the Fund at Subadviser's discretion, subject at all times to the supervision of the Adviser and the Trustees of the Fund:

              (a) to direct the purchase, subscription or other acquisition, and the sale, redemption, and exchange of investments, subject to the duty to render to the Trustees of the Fund and the Adviser written reports of the composition of the portfolio of the Fund as often as the Adviser or the Trustees of the Fund shall reasonably require;

              (b) to make all decisions relating to the manner, method, and timing of investment transactions, to select brokers, dealers and other intermediaries by or through whom such transactions will be effected, and to engage such consultants, analysts and experts in connection therewith as may be considered necessary or appropriate;

              (c) to direct banks, brokers or custodians to disburse funds or assets solely in order to execute investment transactions for the Fund, provided the Subadviser shall have no authority to direct the transfer of the Fund's funds or assets to itself or other affiliated persons and shall have no authority over the disbursement (as opposed to investment decisions) of funds or assets nor any custody of any of the Fund's funds or assets; and

              (d) to take all such other actions as may be considered necessary or appropriate to discharge its duties hereunder; PROVIDED THAT any specific or general directions which the Trustees of the Fund or the Adviser may give in writing to the Subadviser with regard to any of the foregoing powers shall, unless the contrary is expressly stated herein, override the general authority given by this provision to the extent that the Trustees of the Fund may, at any time and from time to time, direct, either generally or to a limited extent and either alone or in concert with the


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Adviser or the Subadviser (provided that such directions would not cause the
Subadviser to violate any fiduciary duties or any laws with regard to the Subadviser's duties and responsibilities), all or any of the same as they shall think fit and, in particular, the Adviser shall have the right to direct the Subadviser to place trades through brokers and other agents of the Adviser's choice, subject to such brokers or agents executing such trades on a "best execution basis", i.e. at the best price and/or with research or other services which render that broker's services the most appropriate for the Subadviser's needs, and further that the Subadviser is satisfied that the dealing and execution quality of such brokers are satisfactory to the Subadviser; and PROVIDED FURTHER that nothing herein shall be construed as giving the Subadviser power to manage the aforesaid cash and investments in such a manner as would cause the Fund to be considered a "dealer" in stocks, securities or commodities for U.S. federal income tax purposes.

         The Adviser shall monitor and review the performance of the Subadviser under this Agreement, including but not limited to the Subadviser's performance of the duties delineated in subparagraphs (a)-(d) above.

         The Subadviser further agrees that, in performing its duties hereunder, it will:

              (a) (i) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended, (the "Code") and all other applicable federal and state laws and regulations, the Prospectus and Statement of Additional Information for the Fund, and with any applicable procedures adopted by the Trustees in writing and made available to Subadviser; (ii) manage the Fund in accordance with the investment requirements for regulated investment companies under Subchapter M of the Code and regulations issued thereunder, and (iii) direct the placement of orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

              (b) furnish to the Fund whatever non-proprietary reports the Fund may reasonably request with respect to the Fund's assets or contemplated investments. In addition, the Subadviser will keep the Fund and the Trustees informed of developments materially affecting the Fund's portfolio and shall, on the Subadviser's own initiative, furnish to the Fund from time to time whatever information the Subadviser believes appropriate for this purpose;

              (c) make available to the Fund's administrator, Northstar Administrators Corporation (the "Administrator"), the Adviser, and the Fund, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Adviser, the Administrator and the Fund in their compliance with applicable laws and regulations. The Subadviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

              (d) immediately notify the Adviser and the Fund in the event that the Subadviser or any of its affiliates (i) becomes aware that it is subject to a statutory disqualification that prevents the Subadviser from serving as an investment adviser pursuant to this Subadvisory Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Subadviser further agrees to notify the Fund and the Adviser immediately of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Fund's Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein respecting or relating to the Subadviser that becomes untrue in any material respect. The Adviser shall likewise immediately notify the Subadviser if it becomes aware of any regulatory action of the type described in this subparagraph 2(d) respecting or relating to the Fund, the Adviser, or any Affiliates of the Adviser.

         3. Allocation of Charges and Expenses. The Subadviser shall pay all expenses associated with the management of its business operations in performing its responsibilities hereunder, including the cost of its own overhead, research, compensation and expenses of its partners, officers and employees, and other internal operating


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costs. The Fund shall bear its own overhead and other internal operating costs
(whether incurred directly or by the Adviser or the Subadviser) including, without limitation:

              (a) the costs incurred by the Fund in the preparation and printing of its Prospectus or any offering literature (including any form of advertisement or other solicitation materials calculated to lead to investors subscribing for shares);

              (b) all fees and expenses on behalf of the Fund to the Transfer Agent and the Custodian;

              (c) the reasonable fees and expenses of accountants, auditors, lawyers and other professional advisors to the Fund;

              (d) any interest, fee or charge payable on or on account of any borrowing by the Fund;

              (e) fiscal and governmental charges and duties relating to the purchase, sale, issue or redemption of shares and increases in authorized share capital of the Fund;

              (f) the fees of any stock exchange or over-the-counter market on which the shares may from time to time be listed, quoted or dealt in and the expenses of obtaining any such listing, quotation or permission to deal;

              (g) the fees and expenses (if any) payable to Trustees;

              (h) brokerage, fiscal or governmental charges or duties in respect of or in connection with the acquisition, holding or disposal of any of the assets of the Fund or otherwise in connection with its business;

              (i) the expenses of publishing details and prices of shares in newspapers and other publications;

              (j) all expenses incurred in the convening of meetings of shareholders or in the preparation of agreements or other documents relating to the Fund or in relation to the safe custody of the documents of title of any investments;

              (k) all Trustees communication costs; and

              (1) all premiums and costs for Fund insurance and blanket fidelity bonds.

         4. Compensation. The Subadviser agrees to waive all compensation until the Fund's net assets exceed $50 million. After the Fund's net assets exceed $50 million, the Adviser will pay the Subadviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to fifty (50) percent of the management fee that the Fund pays the Adviser.

         5. Books and Records. The Subadviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by applicable laws or regulations. The Subadviser also agrees that records it maintains and preserves pursuant to Rules 31a-2 under the 1940 Act (excluding trade secrets or intellectual property rights) in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request and the Subadviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

         6. Standard of Care and Limitation of Liability. The Subadviser shall exercise its best business judgment and reasonable care in rendering the services provided by it under this Subadvisory Agreement. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of

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the Fund's shares or by the Adviser in connection with the matters to which this Subadvisory Agreement relates, provided that nothing in this Subadvisory Agreement shall be deemed to protect or purport to protect the Subadviser against liability to the Fund or to holders of the Fund's shares or to the Adviser to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of the Subadviser's reckless disregard of its obligations and duties under this Subadvisory Agreement. As used in this Section 6, the term "Subadviser" shall include any officers, directors, employees or other affiliates of the Subadviser performing services for the Fund.

         7. Services Not Exclusive. It is understood that, except as may otherwise be agreed by the Adviser and the Subadviser, the services of the Subadviser are not exclusive. The Subadviser is not required to recommend to the Fund the same investments it recommends to its other clients. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its partners officers or employees shall act as principal or agent or receive any commission. If the Subadviser provides any advice to its clients concerning the shares of the Fund, the Subadviser shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

         8. Duration and Termination. This Subadvisory Agreement shall continue in effect for a period of two years unless sooner terminated as provided herein and shall continue automatically for successive annual periods provided that such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the Trustees of the Trust who are not interested persons of the Trust (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Trustees of the Trust or the holders of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act). Notwithstanding the foregoing, this Subadvisory Agreement may be terminated: (a) at any time without penalty by the Fund or Adviser upon the vote of a majority of the Trustees or by vote of the majority of the Fund's outstanding voting securities (as defined in the 1940 Act), upon sixty (60) days' written notice to the Subadviser, or (b) by the Subadviser at any time without penalty, upon (60) days' written notice to the Fund or Adviser. This Subadvisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Investment Advisory Agreement.

         9. Amendments. No provision of this Subadvisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties, and no material amendment of this Subadvisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees of the Fund, including a majority of Trustees who are not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

         10. Indemnification. (a) The Adviser hereby agrees to indemnify the Subadviser from and against all liabilities, losses, expenses, reasonable attorneys' fees and costs or damages (other than liabilities, losses, expenses, attorneys fees and costs or damages arising from the Subadviser failing to meet the standard of care required hereunder in the performance by the Subadviser of, or its failure to perform, the services required hereunder), arising from: (i) the Adviser's (or its affiliates' and their respective agents' and employees') failure to perform its duties or assume its obligations hereunder, or from its wrongful actions or omissions, including, but not limited to claims asserted or threatened by any shareholder of the Fund, governmental or regulatory agency, or any other person; (ii) claims arising from any wrongful act by the Fund or any of the Fund's trustees, officers, employees, or representatives, or by the Adviser, its officers, employees or representatives, or from any actions by the Fund's distributors or any representative of the Fund; (iii) any action or claim against the Subadviser based on any alleged untrue statement or misstatement of material fact in any registration statement, prospectus, shareholder report or other information or materials relating to the Fund or shares issued by the Fund or any amendment thereof or supplement thereto, or the failure or alleged failure to state therein a material fact required to be stated in order that the statements therein are not misleading, provided that such claim is not based upon information provided to the Adviser by the Subadviser or approved by the Subadviser in the manner provided in paragraph 12(b) of this Agreement, or which facts or information the Subadviser failed to provide or disclose. With respect to any claim for which the Subadviser shall be entitled to indemnity hereunder, the Adviser shall assume the reasonable expenses

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and costs (including any reasonable attorneys' fees and costs) of the
Subadviser of investigating and/or defending any claim asserted or threatened by any party, subject always to the Adviser first receiving a written undertaking from the Subadviser to repay any amounts paid on its behalf in the event and to the extent of any subsequent final determination by a court that the Subadviser was not entitled to indemnification hereunder in respect of such claim.

              (b) The Subadviser hereby agrees to indemnify the Adviser, its affiliates and the Fund from and against all liabilities, losses, expenses, reasonable attorneys' fees and costs or damages (other than liabilities, losses, expenses, attorneys fees and costs or damages arising from the Adviser's failure to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Agreement) arising from Subadviser's or its agents' and employees' failure to perform its duties and assume its obligations hereunder, or from any failure of Subadviser to meet the standard of care set forth in Section 6 of this Agreement, including any action or claim against the Adviser based on any alleged untrue statement or misstatement of a material fact made or provided by or with the consent of Subadviser contained in any registration statement, prospectus, shareholder report or other information or materials relating to the Fund or shares issued by the Fund, or the failure or alleged failure to state a material fact therein required to be stated in order that the statements therein are not misleading, which fact should have been made or provided by the Subadviser to the Adviser. With respect to any claim for which the Adviser is entitled to indemnity hereunder, the Subadviser shall assume the reasonable expenses and costs (including any reasonable attorneys' fees and costs) of the Adviser of investigating and/or defending any claim asserted or threatened by any party, subject always to the Subadviser first receiving a written undertaking from the Adviser to repay any amounts paid on its behalf in the event and to the extent of any subsequent final determination by a court that the Adviser was not entitled to indemnification hereunder in respect of such claim.

              (c) In the event that the Subadviser or Adviser is or becomes a party to any action or proceedings in respect of which indemnification may be sought hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the other party thereof. After becoming notified of the same, the party from whom indemnification is sought (the "Indemnitor") shall be entitled to participate in any such action or proceeding and shall assume any payment for the full defense of the Indemnitee therein with counsel reasonably satisfactory to the party seeking indemnification. The Indemnitor shall not, in connection with any action or proceeding or separate but similar or related actions or proceedings in the same jurisdiction arising out of the same general allegation or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys at any time for Indemnitees. After properly assuming the defense thereof, the Indemnitor shall not be liable hereunder to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than damages, if any, by way of judgment, settlement, or otherwise pursuant to this provision. The Indemnitor shall not be liable hereunder for any settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld. The Indemnitee shall fully cooperate with the Indemnitor in the defense of any claim and any litigation or other legal proceedings resulting from the claim. The Indemnitee may participate in the defense of the claim and any litigation or other legal proceedings resulting from the claim. The Indemnitee may employ separate counsel to participate in such defense, and the fees and expenses of such counsel shall not be at the expense of the Indemnitee, but only if the employment thereof (a) has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld and (b) relates to the defense of any claim or any litigation or other legal proceedings resulting from the claim to the extent the claim or any litigation or other legal proceedings resulting from the claim seeks injunctive, specific performance or other nonmonetary relief involving or affecting the business, operations or assets of the Indemnitee (or an Affiliate of the Indemnitee). The provisions of this Section 10 shall survive the termination of this Agreement.

         11. Independent Contractor. Subadviser shall for all purposes of this Agreement be deemed to be an independent contractor and, except as otherwise expressly provided herein, shall have no authority to act for, bind or represent the Fund in any way or otherwise be deemed to be an agent of the Fund. Likewise, the Fund, the Adviser and their respective affiliates, agents and employees shall not be deemed agents of the Subadviser and shall have no authority to bind Subadviser.

         12. Use of Names. (a) The Fund may, subject to sub-clause (b) below, use the name, "Brandes Investment Partners, L.P. ." ("Brandes") or the name of any principal of Brandes, or any component, abbreviation or other name





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derived therefrom for promotional purposes only for so long as this Subadvisory
Agreement (or any extension, renewal or amendment thereof) continues in force, unless the Subadviser or such principal shall specifically consent in writing to such continued use thereafter. Any permitted use by the Fund during the term hereof of the name of the Subadviser or any of its principals, or any derivative thereof, shall in no way prevent the Subadviser or any of it shareholders or any of their successors, from using or permitting the use of such name (whether singly or in any combination with any other words) for, by or in connection with an entity or enterprise other than the Fund. At the conclusion of this Subadvisory Agreement or in the event of any termination of this Subadvisory Agreement for any reason, each of the authorized parties and their respective employees, representatives, affiliates, and associates agree that they shall immediately cease using each such name and any derivatives of said names for any purpose whatsoever.

              (b) The Adviser and its affiliates on one hand, and the Subadviser on the other, shall not publish or distribute, and the Adviser shall cause the Fund not to publish or distribute to Fund shareholders, prospective investors, sales agents or members of the public, any disclosure document, offering literature (including any form of advertisement or other solicitation materials calculated to lead investors to subscribe for and purchase shares of the Fund) or other document referring by name to the Subadviser or its affiliates on one hand and the Adviser or its affiliates on the other, unless the other party shall have consented in writing to such references in the form and context in which they appear; provided however, that where the Adviser or the Fund timely seeks to obtain approval of the Subadviser of disclosure required to be contained in any documents required to be filed by the Fund with any governmental agency, and such approval is not forthcoming on or before the date on which such documents are required by law to be filed, the Subadviser shall be deemed to have consented to such disclosure.

         13. Change in Identity. The Subadviser shall notify the Adviser of any change in the identity or control of its general or limited partners promptly after such change occurs.

         14.  Miscellaneous.

              (a) This Subadvisory Agreement shall be governed by the laws of the State of Massachusetts (without regard to principles of conflicts of law), provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

              (b) The captions of this Subadvisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

              (c) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

         15. Notices. Any notice, instruction or other instrument required or permitted to be given hereunder may be delivered in person to the offices of the parties as set forth therein during normal business hours, or delivered or sent by prepaid registered mail, express mail or by facsimile to the parties at such offices or such other address as may be notified by either party from time to time addressed to its President. Such notice, instruction or other instrument shall be deemed to have been served, in the case of a registered letter at the expiration of seventy-two (72) hours after posting; in the case of express mail, within twenty-four (24) hours after dispatch; and in the case of facsimile, immediately on dispatch; and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery or transmission when normal business hours commence. Evidence that the notice, instruction or other instrument was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

         16. Attorneys' Fees. In the event of a material breach of this Agreement by any party hereto, the prevailing party, as determined by the trier of fact, shall be entitled to reasonable attorneys' fees and costs as determined by the court in such action, in addition to any other damages awarded.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date and year set forth above.

                                   Northstar Investment Management Corporation


                                   By:_____________________________________
                                                  Mark L. Lipson
                                                 Chairman and CEO

                                   Brandes Investment Partners, L.P.


                                   By:______________________________________
                                               Charles H. Brandes
                                                Managing Director

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